EXHIBIT 10.21

AMENDMENT TO EXECUTIVE SEVERANCE AGREEMENT

This amendment (the “Amendment”) is made by and between _________ (the “Executive”) and Informatica Corporation (the “Company” and together with the Executive hereinafter collectively referred to as the “Parties”).

WHEREAS, the Parties previously entered into an Executive Severance Agreement effective ___________, as amended (the “Prior Agreement”); and

WHEREAS, the Parties wish to amend the Prior Agreement in order to bring such terms into compliance with Section 409A of the Internal Revenue Code of 1986, as amended and the final regulations and other official guidance thereunder, as set forth below.

NOW, THEREFORE, for good and valuable consideration, the Parties agree as follows:

1.           Section 3(a) shall be deleted in its entirety and replaced with

“Termination Without Cause or Resignation for Good Reason in Connection with a Change of Control.  If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, and the termination is in connection with a Change of Control, then, subject to Section 4, Executive will receive: (i) continued payment of his or her base salary for a period of the period of 12 months following the date of the termination (the “Continuance Period”) (such that the amount paid in each month shall be the same but if the separation agreement and release of claims are not complete within the first sixty (60) days that the initial payment shall include any other payments that would have been made prior to the completion of the separation agreement and release of claims), if Executive is entitled to receive payments under this Section 3(a)), (iii) reimbursement for any applicable premiums to continue coverage for Executive and Executive’s eligible dependents under the Company’s Benefit Plans for the Continuance Period, or, if earlier, until Executive is eligible for similar benefits from another employer (provided Executive validly elects to continue coverage under applicable law), (iv) twelve months accelerated vesting of equity awards (whether such equity awards were granted prior to or on or after the Effective Date); and (iv) a lump sum payment equal to Executive’s annual on-target bonus, commissions or variable earnings, assuming Company performance at 100% of target for Company bonus or commissions determination.”

2.           Section 4(a) shall be deleted in its entirety and replaced with:

“Separation Agreement and Release of Claims.  The receipt of any severance pursuant to Section 3 will be subject to Executive signing and not revoking a separation agreement and release of claims in a form reasonably acceptable to the Company, and provided further that separation agreement and release of claims are executed and become effective no later than sixty (60) days following the termination date.  No severance will be paid or provided until the separation agreement and release agreement becomes effective.”

3.	A new paragraph is added to become Section 4(b) as follows and the existing Sections 4(b), 4(c), 4(d) and 4(e) become Sections (4(c), 4(d), 4(e) and 4(f) respectively:

“Timing of Payments.  Any severance payments or benefits under this Severance Agreement that would be considered Deferred Compensation Separation Benefits (as defined in Section 5) shall be paid on, or, in the case of installments, shall not commence until, the sixtieth (60th) day following Executive’s separation from service, or, if later, such time as required by Section 5.  Any installment payments that would have been made to Executive during the sixty (60) day period immediately following the Executive’s separation from service but for the preceding sentence shall be paid to Executive on the sixtieth (60th) day following the Executive’s separation from service and the remaining payments shall be made as provided in this Severance Agreement.”

4.	A new section is added to become Section 5 as follows and the existing Sections 6 through 17 become Sections 7 through 18 respectively:

“Section 5.  Section 409A.

a.
Notwithstanding anything to the contrary in this Severance Agreement, no severance payable to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Compensation Separation Benefits”) shall be payable until Executive has a “separation from service” within the meaning of Section 409A.

b.
Notwithstanding anything to the contrary in this Severance Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), then the Deferred Compensation Separation Benefits that are payable within the first six (6) months following Executive’s separation from service shall become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service but in no event later than thirty (30) days after the date six (6) months and one (1) day following the date of Executive’s separation from service.  All subsequent Deferred Compensation Separation Benefits, if any, shall be payable in accordance with the payment schedule applicable to each payment or benefit.  Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service but prior to the six (6) month anniversary of the separation, then any payments delayed in accordance with this paragraph shall be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits shall be payable in accordance with the payment schedule applicable to each payment or benefit but in no event later than thirty (30) days after the date of

Executive’s death.  Each payment and benefit payable under this Severance Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

c.
Any amount paid under this Severance Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations shall not constitute Deferred Compensation Separation Benefits for purposes of clause (b) above.

d.
Any amount paid under this Severance Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that do not exceed the Section 409A Limit (as defined below) shall not constitute Deferred Compensation Separation Benefits for purposes of clause (b) above.

e.
The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder shall be subject to the additional tax imposed under Section 409A, and any ambiguities herein shall be interpreted to so comply.  The Company and Executive agree to work together in good faith to consider amendments to this Severance Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.”

5.           New Section 6 (f) shall be deleted and replaced with the following:

“Good Reason.  For purposes of this Severance Agreement, with respect to a termination that occurs on or following the date three months preceding a Change of Control, “Good Reason” means the occurrence of any of the following without Executive’s express written consent: (i) a material reduction in Executive’s position or duties other than a reduction where Executive assumes similarly functional duties on a divisional basis following a Change of Control due to the Company becoming part of a larger entity, (ii) a reduction (or series of reductions) of Executive's Base Salary or Target Bonus that singly or in the aggregate constitute a material reduction, other than a one-time reduction of up to 10% that also is applied to substantially all of the Company's other senior executives, (iii) a material reduction in the aggregate level of benefits made available to Executive other than a reduction that also is applied to substantially all of the Company’s other executive officers, or (iv) relocation of Executive’s primary place of business for the performance of his duties to the Company to a location that is more than 35 miles from its prior location.  In order for a resignation to qualify as for “Good Reason,” the Executive must provide the Company with written notice within ninety (90) days of the event that Executive believes constitutes “Good Reason” specifically identifying the acts or omissions constituting the grounds for Good Reason and the Company must have failed to cure such Good Reason condition within thirty (30) days following the date of such notice.”

6.           New Section 6 shall have (h) added as follows:

“(h)     Section 409A Limit.  For purposes of this Severance Agreement, “Section 409A Limit” means the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during Executive’s taxable year preceding the taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which Executive’s employment is terminated.”

7.
This Amendment, taken together with the Prior Agreement, supersedes any and all previous contracts, arrangements or understandings between the parties with respect to the subject hereof, and may not be amended adversely to Employee’s interest except by mutual written agreement of the Parties.  To the extent not amended hereby, the Prior Agreement remains in full force and effect.

8.	This Amendment will become effective on the date that it is signed by both Parties (the “Effective Date”).

IN WITNESS WHEREOF, each of the Parties has executed this Amendment, in the case of the Company by its duly authorized officer, as of this 31st day of December of the year 2008.

INFORMATICA CORPORATION

By: Sohaib Abbasi
Title: Chairman & CEO

ACCEPTED AND AGREED TO this
31st day of December 2008.

________________________________
Executive